Exhibit 99.1

METACRINE UPDATES IBD CLINICAL DEVELOPMENT STRATEGY AND IMPLEMENTS RESTRUCTURING PLAN

- U.S. FDA clears IND to evaluate MET642 for the treatment of ulcerative colitis

- Sufficient capital to complete Phase 2 IBD trial

SAN DIEGO – February 11, 2022 -- Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal and liver diseases, today announced that it remains on track to begin a Phase 2 clinical trial in ulcerative colitis. Metacrine has received authorization from the U.S. Food and Drug Administration (FDA) to proceed with its Phase 2 trial evaluating MET642 in subjects with inflammatory bowel disease (IBD) and expects to begin the study in the first half of 2022.

To support ongoing clinical development of MET642 in IBD, the Company is implementing a restructuring plan to significantly reduce expenses associated with its operations in order to preserve cash. The restructuring includes a staff reduction of approximately 50% primarily consisting of the Company’s research organization. As a result, Metacrine has also discontinued preclinical development of its hydroxysteroid dehydrogenase (HSD) program. Cash, cash equivalents and short-term investments were an estimated $76.4 million as of December 31, 2021. Metacrine believes it has sufficient capital to fund its current operating plan through 2023.

“We are now focusing all of our development effort on bringing expanded therapeutic options to people living with IBD,” said Preston Klassen, M.D., MHS, CEO, Metacrine. “We have generated preclinical data that supports moving our MET642 program into clinical testing in IBD during the next few months. The rationale for FXR-based therapies in IBD is anchored on the potential to address multiple aspects of IBD pathogenesis without the immunosuppression inherent to other advanced-line therapies. FXR is highly expressed by intestinal epithelial cells and plays a key role in healthy intestinal function by maintaining the epithelial barrier, reducing bacterial translocation into the intestinal wall and regulating the innate immune response. FXR therapy could bring an oral, once-daily, well-tolerated and non-immunosuppressive medicine to patients.”

Klassen continued, “We’re also taking restructuring steps to manage our resources and significantly extend our cash runway as we evaluate a range of ways to generate value from our discovery programs, product candidates and financial assets. I am grateful for the dedication of my fellow colleagues to our mission and thank them for their many contributions over the last several years.”

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company building a pipeline of differentiated therapies to treat gastrointestinal and liver diseases. Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about Metacrine’s plans and timing for initiating future clinical trials and studies; the expected benefits of its restructuring plans, including expected cost savings provided by the restructuring; anticipated near and long term drivers of value; estimates for its cash, cash equivalents and short-term investments balance as of December 31, 2021; and its belief that it has sufficient capital to fund its current operating plan through 2023. Words such as “may,” “will,” “expect,” “plan,” “aim,” “projected,” “likely,” “anticipate,” “estimate,” “intend,” “potential,” “prepare,” “perceived,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks and uncertainties regarding regulatory approvals for MET642; potential delays in initiating, enrolling or completing any clinical trials; potential adverse side effects or other safety risks associated with Metacrine’s product candidates; competition from third parties that are developing products for similar uses; Metacrine’s ability to obtain, maintain and protect its intellectual property; and Metacrine’s ability to successfully implement its restructuring plans, including expected cost savings provided by the restructuring.  Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2021, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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